Exhibit 99.1

THE FIRST AMERICAN CORPORATION REPORTS

FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2009

—Reports Earnings Per Diluted Share of 38 Cents—

SANTA ANA, Calif., April 30, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, today announced financial results for the first quarter ended March 31, 2009.

Total revenues for the first quarter of 2009 were $1.4 billion, a decrease of 17 percent relative to the first quarter of 2008. Net income was $36.0 million, or 38 cents per diluted share, compared with $29.3 million, or 32 cents per diluted share, in the first quarter of 2008.

Current Quarter Highlights

•	All five business segments improved pretax earnings and margins relative to the fourth quarter of 2008

•	Corporate expenses were $27.4 million during the first quarter, a 26 percent decrease relative to the prior year

•	Increased order volumes across all mortgage-related businesses relative to the fourth quarter

“We are very pleased to show a significant improvement in earnings relative to the fourth quarter,” stated Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “The company benefited from a surge in origination and default-related transaction activity, as well as continued expense reductions. Our innovative product offerings uniquely position us to benefit from the accelerating transaction activity in the marketplace. Low mortgage rates and the effects of recent government actions should help to create a healthy operating environment in 2009.”

Financial Services Group

“Our Title Insurance and Services segment experienced a substantial increase in open orders and we continued to improve operating efficiency,” stated Dennis J. Gilmore, chief executive officer of the company’s Financial Services Group. “Orders are taking longer to close as a result of the backlog in the mortgage lending industry, but we have a strong inventory of orders that are expected to close in the second quarter. We expect significant margin expansion in the second quarter.”

First American Reports Financial Results for the First Quarter of 2009

Current Quarter Highlights:

•	Average daily open title orders increased 47 percent relative to the fourth quarter

•	Title Insurance and Services segment employee reduction of 365 during the quarter is expected to result in annualized savings of $21.4 million

•	Forty-one title insurance office closures are expected to yield $1.9 million of annualized savings

•	Specialty Insurance segment pretax margin of 11.6 percent

Title Insurance and Services. During the first quarter of 2009, total revenues in the Title Insurance and Services segment were $792.4 million, a 26 percent decrease from the same quarter of 2008. Factors contributing to these results were a decline in the number of title orders closed, a decrease in the average revenue per order closed and the termination of certain agency relationships. The company’s direct operations closed 369,200 title orders for the first quarter of 2009, a decrease of 5 percent, when compared with 389,600 title orders closed in the first quarter of 2008. Average revenue per direct title order was $1,248, a 15 percent decline relative to the first quarter of 2008.

Salary and other personnel costs were $269.3 million, a 23 percent decrease, compared with the first quarter of 2008, primarily due to employee reductions. This segment reduced employees by 365 during the first quarter of 2009. Included in salary and other personnel costs for the first quarter of 2009 were $3.9 million of employee separation costs.

Other operating expenses were $204.9 million, a decrease of 18 percent, compared with the first quarter of 2008. The decrease was primarily due to cost-containment programs, including lower occupancy costs. Other operating expenses include $0.8 million of lease termination costs incurred during the first quarter of 2009.

The loss provision for claims during the first quarter of 2009 was 6.5 percent of operating revenues, compared with 6.2 percent in the first quarter of 2008. The current quarter rate reflects the expected claims experience for policy year 2009, with no reserve estimate adjustments required for prior policy years.

Pretax income for the Title Insurance and Services segment was $0.2 million in the first quarter of 2009, compared with $5.4 million in the first quarter of 2008. Results for the current quarter include employee separation costs of $3.9 million, lease termination costs of $0.8 million and net realized investment gains of $1.5 million.

Specialty Insurance. Total revenues at First American’s Specialty Insurance segment were $70.2 million in the first quarter of 2009, an 8 percent decrease relative to the first quarter of 2008, reflecting a decline in business volume at both the property and casualty insurance business and the home warranty business. Pretax income was $8.1 million in the first quarter of 2009, compared with $8.5 million in the first quarter of 2008.

First American Reports Financial Results for the First Quarter of 2009

Information Solutions Group

“We are pleased with the performance of our origination and default-related businesses during the quarter and, in particular, by the improved revenues and pretax income of the Information and Outsourcing Solutions segment,” stated Frank V. McMahon, chief executive officer of the company’s Information Solutions Group. “Our earnings benefited from our efforts to expand our relationships with large national mortgage lenders. Our sales pipeline remains strong, as we continue to sign new clients for our mortgage risk analytics and loan modification product offerings.”

Current Quarter Highlights:

•	Information Solutions Group (“ISG”) generated revenues of $541.7 million, an 11.0 percent increase relative to the fourth quarter

•	ISG pretax income was $102.1 million, a 124.3 percent increase relative to the fourth quarter of 2008 and a 10.4 percent increase relative to the first quarter of 2008

•	Information and Outsourcing Solutions segment pretax margin of 27.1 percent

•	Data and Analytic Solutions segment pretax margin of 20.8 percent

•	Market share gains in tax, appraisal, BPO and mortgage risk analytics

Information and Outsourcing Solutions. Total revenues at the Information and Outsourcing Solutions segment were $206.5 million in the first quarter of 2009, a 5 percent increase from the prior year. This increase primarily reflected an increase in volume at the appraisal and default-related businesses due to the higher level of loan loss mitigation and foreclosure-related activity in the market. Offsetting these improvements were decreases in flood and tax service revenues. Pretax income during the quarter was $55.9 million, an 11 percent increase from the prior year.

Data and Analytic Solutions. Total revenues at the Data and Analytic Solutions segment were $132.1 million in the first quarter of 2009, a 4 percent decrease relative to the first quarter of 2008. The decline was due to a decrease in traditional loan origination products offset in part by growth in investor- related, risk mitigation and custom-product revenue. Salaries and other personnel expenses were down $10.0 million, when compared with the prior year, primarily due to headcount reductions. Pretax income was $27.5 million in the first quarter of 2009, a 38.5 percent increase relative to the first quarter of 2008.

Risk Mitigation and Business Solutions. Total revenues at the Risk Mitigation and Business Solutions segment were $203.2 million in the first quarter of 2009, unchanged relative to the first quarter of 2008. Improvements in the data services and lead generation business offset decreases related to the downturn in domestic and international hiring and decreasing auto sales. Pretax income was $18.7 million in the first quarter of 2009, compared with $22.1 million in the first quarter of 2008.

First American Reports Financial Results for the First Quarter of 2009

Teleconference/Webcast

First American’s first quarter results will be discussed in more detail on Thursday, April 30, 2009, at 11 a.m. ET, via teleconference. The toll-free dial-in number is (888) 982-7293. Callers from outside the United States may dial (210) 839-8631. The pass code for the event is FIRST AMERICAN. The live audio webcast of the call and the accompanying slide presentation will be available on First American’s Web site at www.firstam.com/investor. An audio replay of the conference call will be available through May 6, 2009, by dialing (402) 998-1044. An audio archive of the call will also be available for replay on First American’s Web site.

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With total revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Web Site Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 20 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release, including but not limited to those related to transaction activity in the marketplace, the 2009 operating environment, title order closings in the second quarter of 2009, margin expansion in the second quarter of 2009 for the Financial Services Group, annualized cost savings from employee reductions and facility closures, and the strength of the Information Solutions Group sales pipeline and prospects for new clients, are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; limitations on access to public records and other data; general volatility in the capital markets; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s Title Insurance and Services segment and certain other of the company’s businesses; the inability to consummate the spin-off transaction or to consummate it in the form originally proposed as a result of, among other factors, the inability to obtain necessary regulatory approvals, the failure to obtain the final approval of the company’s board of directors, the inability to obtain third party consents or undesirable concessions or accommodations required to be made to obtain such consents, the landscape of the real estate and mortgage credit markets, market conditions, the inability to transfer assets into the entity being spun-off or unfavorable reactions from customers, ratings agencies, investors or other interested persons; the inability to realize the benefits of the proposed spin-off

First American Reports Financial Results for the First Quarter of 2009

transaction as a result of the factors described immediately above, as well as, among other factors, increased borrowing costs, competition between the resulting companies, unfavorable reactions from employees, the inability of the financial services company to pay the anticipated level of dividends, the triggering of rights and obligations by the transaction or any litigation arising out of or related to the separation; consolidation among the company’s significant customers and competitors; changes in the company’s ability to integrate businesses which it acquires; unfavorable economic conditions; weak performance of financial markets and/or the company’s investment portfolio; future investment or goodwill impairments; future contributions or funding requirements with respect to the company’s pension plan; and other factors described in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended Dec. 31, 2008, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release contains certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Carrie Gaska Corporate Communications The First American Corporation (714) 250-3298 • cgaska@firstam.com	Investor Contact: Mark Seaton Investor Relations The First American Corporation (714) 250-4264 • mseaton@firstam.com

First American Reports Financial Results for the First Quarter of 2009

The First American Corporation

Summary of Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended March 31
	2009	2008
Total revenues	$1,377,812	$1,659,125
Income before income taxes	$83,013	$69,574
Income taxes provision	$28,055	$22,117
Net income	$54,958	$47,457
Less: Net income attributable to noncontrolling interests	$18,933	$18,139

Net income attributable to The First American Corporation (FAC)	$36,025	$29,318

Net income attributable to FAC stockholders:
Basic	$0.39	$0.32
Diluted	$0.38	$0.32
Weighted average common shares outstanding:
Basic	93,022	92,000
Diluted	93,695	92,725

Title orders opened	563,000	595,300

Title orders closed	369,200	389,600

Paid title claims	70,735	65,340

First American Reports Financial Results for the First Quarter of 2009

The First American Corporation

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$934,080	$934,945

Accounts and accrued income receivable, net	509,514	558,946

Income tax receivable	49,163	61,678

Investments:
Deposits with savings and loan associations and banks	206,516	182,117
Debt securities	1,670,593	1,718,320
Equity securities	104,618	110,126
Other long-term investments	383,777	371,157

	2,365,504	2,381,720

Loans receivable, net	154,287	151,692

Property and equipment, net	638,018	665,305

Title plants and other indexes	688,261	685,090

Deferred income taxes	148,160	149,473

Goodwill	2,607,279	2,594,738

Other intangible assets, net	286,670	298,411

Other assets	247,995	248,057

	$8,628,931	$8,730,055

Liabilities and Stockholders’ Equity
Demand deposits	$1,358,196	$1,298,221
Accounts payable and accrued liabilities	873,081	994,093
Deferred revenue	702,644	728,844
Reserve for known and incurred but not reported claims	1,316,533	1,355,392
Notes and contracts payable	862,796	868,274
Deferrable interest subordinated notes	100,000	100,000

	5,213,250	5,344,824

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par value
Authorized - 500,000 shares; outstanding - none
Common stock, $1 par value
Authorized - 180,000,000 shares
Outstanding - 93,190,000 and 92,963,000 shares	93,190	92,963
Additional paid-in capital	811,521	801,228
Retained earnings	2,115,544	2,099,654
Accumulated other comprehensive loss	(297,324)	(290,615)

Total FAC stockholders’ equity	2,722,931	2,703,230

Noncontrolling interests	692,750	682,001

Total equity	3,415,681	3,385,231

	$8,628,931	$8,730,055

First American Reports Financial Results for the First Quarter of 2009

The First American Corporation

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31
	2009	2008
Revenues
Operating revenues	$1,319,169	$1,595,269
Investment and other income	57,613	69,732
Net realized investment gains (losses)	1,030	(5,876)

	1,377,812	1,659,125

Expenses
Salaries and other personnel costs	462,860	577,614
Premiums retained by agents	239,559	364,051
Other operating expenses	427,130	449,640
Provision for policy losses and other claims	89,391	107,099
Depreciation and amortization	52,002	57,523
Premium taxes	7,766	12,016
Interest	16,091	21,608

	1,294,799	1,589,551

Income before income taxes	83,013	69,574
Income taxes provision	28,055	22,117

Net income	54,958	47,457
Less: Net income attributable to noncontrolling interests	18,933	18,139

Net income attributable to FAC	36,025	29,318

Net income attributable to FAC stockholders:
Basic	$0.39	$0.32

Diluted	$0.38	$0.32

Cash dividends per share	$0.22	$0.22

Weighted average number of shares:
Basic	93,022	92,000

Diluted	93,695	92,725

Net income	54,958	47,457

Other comprehensive income (loss), net of tax
Unrealized loss on securities	(4,096)	(27,326)
Foreign currency translation adjustments	(4,577)	744
Minimum pension liability adjustment	3,607	2,083

Total other comprehensive (loss), net of tax	(5,066)	(24,499)

Comprehensive income	49,892	22,958
Less: Comprehensive income attributable to noncontrolling interests	20,576	13,069

Comprehensive income attributable to FAC	$29,316	$9,889

First American Reports Financial Results for the First Quarter of 2009

The First American Corporation

Segment Information

(in thousands, except percentages)

(unaudited)

	For the Three Months Ended March 31
	Total revenues		Pretax		Margins
	2009	2008	2009	2008	2009	2008
Financial Services

Title Insurance and Services	$792,404	$1,074,328	$172	$5,370	0.0%	0.5%
Specialty Insurance	70,216	76,081	8,113	8,491	11.6%	11.2%

	$862,620	$1,150,409	$8,285	$13,861	1.0%	1.2%

Information Solutions

Information and Outsourcing Solutions	$206,461	$196,182	$55,909	$50,492	27.1%	25.7%
Data and Analytic Solutions	132,063	137,204	27,509	19,858	20.8%	14.5%
Risk Mitigation and Business Solutions	203,189	203,620	18,679	22,139	9.2%	10.9%

	$541,713	$537,006	$102,097	$92,489	18.8%	17.2%